                             CITRIX SYSTEMS, INC.
                                  EXHIBIT 11

                       Computation of Earnings Per Share
                     (In Thousands, Except Per Share Data)

                                                                                   THREE MONTHS ENDED MARCH 31,
                                                                                1997                         1996
                                                                           ------------------------------------------
Primary and fully diluted:
  Average shares outstanding                                                   26,860                        23,688
  Net effect of dilutive stock options based on the
    treasury stock method                                                       1,549                         2,266
                                                                           ------------------------------------------
  Total                                                                        28,409                        25,954
                                                                           ==========================================

  Net income                                                                 $  7,493                     $   2,853
                                                                           ==========================================
  Per share amount                                                           $   0.26                     $    0.11
                                                                           ==========================================

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